Exhibit 10s


                            EMPLOYMENT AGREEMENT


     AGREEMENT made as of the date set forth below by and between Jeremy D. Peter-Hoblyn of Lamellen, Tudy, St. Bodmin, Cornwall, England ("Employee") and Clean Diesel Technologies, Inc., a Delaware corporation (the "Company"), having a place of business at Suite 702, 300 Atlantic Street, Stamford, CT 06901.

     WHEREAS, the Company desires certain services for itself and Employee desires to contract with the Company to perform such services;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Term: This Agreement shall commence on the date of grant to Employee of a United States L-1 visa and shall continue thereafter until terminated by either party as provided below.

          2. Scope of Work; Title: Employee shall be appointed as the President and Chief Executive Officer of the Company. The Company shall also during the term of this agreement cause Employee annually to be nominated as a director of the Company. In such employment, Employee shall on a full-time basis direct all of his efforts toward the performance of such duties as shall be assigned to him by the Board of Directors of the Company acting through its Chairman. "Full time" shall mean no other substantial outside business activities.

          3. Salary; Benefits: The Company agrees to cause Employee to be paid for his services hereunder at the rate of US$250,000.00 per year. Employee to be paid such amounts by the Company according to its normal and customary procedures from time to time in effect but not less often than monthly. Employee shall be entitled to participate from time to time in such benefit programs, or equivalent, as shall have heretofore been extended to him by the Company's predecessor, Fuel-Tech N.V. or its affiliates. Additionally, the Company shall expend up to $50,000 for the annual premium for a U.K. based annuity for you (less such amounts as you may receive from the Company's 401K or profit sharing plans). This agreement may not be construed to prevent the Company from rescinding any such other benefit programs for Employee so long as such rescission applies to officers as a class.

          4. Expenses: Employee shall be reimbursed by the Company for all ordinary and necessary out-of-pocket expenses incurred by Employee in performing his services hereunder. Such expenses to be reported from time-to-time by Employee on the Company's customary forms of expense report and submitted for approval to the Chairman of the Board of the Company.

          5. Termination of Employment: (a) Just Cause. The Company may at any time terminate this agreement for Just Cause. Just Cause shall mean conviction of the employee under, or a plea of guilty by the Employee to, any charge which would constitute a felony under the laws of Connecticut; any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company; or substance abuse which shall, in the sole discretion of the Board of Directors of the Company, limit Employee's performance of his duties.

               (b) Disability. The Company may terminate this agreement upon the physical disability of Employee, if the Directors shall determine that, as a result of physical disability Employee has for a continuous period of six months been substantially absent from his customary place of work and unable to perform his customary duties.

               (c) At Will. Either of Employee or Company may terminate this agreement on written notice one to the other. Where Employee shall terminate this agreement by resigning his employment, he shall provide twelve month's written notice thereof to Company. Where Company shall terminate this agreement, Company shall provide salary and benefit continuation (in the amount and of the nature then enjoyed by Employee) to the Employee month-to-month for a period of one year, or until Employee shall sooner find other substantially comparable employment.

          6. Discoveries and Inventions: (a) All patentable and unpatentable inventions, discoveries and ideas which are made or conceived by Employee during the term of his employment, and which are based upon or arise out of Employee's services hereunder ("Developments") are or shall become the Company's property. Employee agrees to disclose promptly to the Company each such Development and, upon the Company's request and at its expense, Employee will assist the Company, or its designee, in making application for Letters Patent in any country in the world. Employee further agrees to execute all papers and do all things which may be necessary or advisable to prosecute such applications, and to transfer to and vest in the Company, or its designee, all the right, title and interest in and to such Developments, and all applications for patents and Letters Patent issued thereon. If for any reason Employee is unable to effectuate a full assignment of any such Development, Employee agrees to transfer to the Company, or its designee, Employee's transferable rights, whether they be exclusive or non-exclusive, or as a joint inventor or partial owner of the Development. No action or inaction by the Company shall in any event be construed as a waiver or abandonment of its rights to any such Development except an instrument in writing assigned by an authorized official of the Company by which it specifically states it intends to be bound in such respect.

          7. Proprietary Information: Employee will not at any time, either during the term of this Agreement or thereafter, disclose to others, or use for his own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company or any of its subsidiaries or affiliates (collectively, "Proprietary Information"), which, by way of illustration, but not limitation, includes devices, structures, machines, data, know-how, business opportunities, marketing plans, forecasts, unpublished financial statements, budgets, licenses and information concerning prices, costs, employees, customers and suppliers. Employee's undertakings and obligations under this Paragraph 7 will not apply to any Proprietary Information which:
(a) is or becomes generally known to the public through no action on the part of the Employee or (b) is generally disclosed to third parties by the Company or any of its subsidiaries or affiliates without restriction on such third parties. Upon termination of this Agreement or at any other time upon request, Employee will promptly deliver to the Company all notes, memoranda, notebooks, computer disks, drawings, designs, three dimensional figures, photographs, layouts, diagrams, records, reports, files and other documents (and all copies or reproductions of such materials) in his possession or under his control, whether prepared by him or others, which contain Proprietary Information. Employee acknowledges that this material is the sole property of the Company or a subsidiary or an affiliate of the Company.

          8. Non-Competition: Following the termination of Employment for any reason, Employee agrees that Employee will not recruit, entice, induce or encourage any of the Company's other employees or consultants to engage in any activity which, were it done by Employee, would violate any provision of this Agreement. For a two-year period after termination of employment Employee will not accept employment or provide consulting services where such employment or services reasonably will involve the use of Proprietary Information for the benefit of others or the divulging of Proprietary Information. During such two-year period and before performing any services for others, as employee or consultant or otherwise, in the actual lines of business in which Employee has performed services for the Company, its subsidiaries or affiliates, Employee will notify the Company of the general nature of the services to be performed and the party for whom they will be performed and Employee will, also, prior to undertaking such service or employment inform the other party of the existence of this covenant in this Agreement. Employee admits that breach of his covenants hereunder regarding the Company's Proprietary information is likely to cause serious economic injury to the Company.

          9. Assignment: This Agreement may not be assigned by either party without the prior written consent of the other party.

          10. Continuing Obligations: The Employee's covenants set forth in Sections 6, 7, and 8 above shall continue according to their terms following the termination of this Agreement, and, notwithstanding the provision for arbitration below, such covenants may at any time be judicially enforced by the Company by injunction.

          11. Governing Law; Arbitration. This agreement, any and all disputes hereunder or the interpretation hereof or any claim by Employee against the Company shall be governed by and interpreted under Connecticut procedural and substantive law, and thirty (30) days after notice, shall be determined solely by arbitration before a single arbitrator in Stamford, Connecticut, under the employment rules of the American Arbitration Association in effect as of the date of this agreement or otherwise agreed by the parties. The arbitrator shall have no power or authority to award exemplary or punitive damages or any statutory or compounded damages and shall render his award in writing setting forth the basis of his determination. The award of the arbitrator shall be based on the terms of this agreement and the law. Such award shall be final and binding and may be entered into and enforced in any Court having jurisdiction.

          12. Exclusivity: The rights of Employee against the Company are not limited in any way by this Agreement, and are not intended to be set forth exclusively hereunder; provided, however, that any and all of Employee's remedies with respect to such rights, shall be limited solely to those available in arbitration hereunder. Employee's rights to salary continuation are in lieu of any severance benefits provided under policies of the Company from time to time in effect.

          13. Waiver. The remedies of Employee hereunder have been entered into as a matter of bargain and to the extent any provision of this agreement is or may be construed as a waiver of employee's remedies, Employee does hereby waive such remedies.

          14. Notices. All notices hereunder shall be in writing and shall be deemed effective upon receipt, if hand delivered or if sent by facsimile and acknowledged electronically and confirmed by an original confirmation copy mailed first class postage prepaid. Notices by mail or air-courier service shall be deemed effective upon receipt, if sent first class postage prepaid return receipt requested or by air-courier and the sender shall obtain the signed receipt or confirmation of delivery by the courier service. Otherwise, notices shall be deemed effective as of the fifth day after transmission. In each case notices shall be transmitted to the address first given above or such other address as may be given by notice as provided herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE                            CLEAN DIESEL TECHNOLOGIES, INC.



   /s/ Jeremy D. Peter-Hoblyn           /s/ Charles W. Grinnell
---------------------------------     -----------------------------------
Jeremy D. Peter-Hoblyn                Charles W. Grinnell, Vice President




Date:  December 2, 1996               Date:  December 2, 1996
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